For Further Information:

Michael D. Picchi
Fruehauf Trailer Corporation
(317) 630-3000


  FRUEHAUF TRAILER  REPORTS COMPLETION OF FOREIGN
 ASSET SALE, INTEREST PAYMENT ON SENIOR NOTES, AND
               IMPROVED LIQUIDITY


Indianapolis, Indiana -- June 24, 1996 -- Fruehauf Trailer
Corporation (NYSE:FTC) today announced that it has completed the sale of the Company's foreign assets, excluding Mexico, generating proceeds of approximately $20.3 million.

The Company has made the $4.6 million interest payment on its Senior Notes originally scheduled for May 1, 1996 and as a result has cured the nonpayment default. After payment of transaction fees and adjustments, proceeds of approximately $7.5 million will be used in an offer to repurchase the Company's Senior Notes. This repurchase represents approximately 12 percent of the Senior Notes, leaving approximately $55 million outstanding.

In the sale transaction, the Company retained $6.0 million for general corporate purposes. The sale also provides the Company an expansion of working capital availability under the revolving credit facility of up to $1.0 million.
Furthermore, the Company has entered into a new loan facility of $3.5 million for the payment of trailing liabilities. These three actions have provided the Company with increased liquidity and financial flexibility.

Thomas B. Roller, President and Chief Executive Officer, commented, "The completion of the foreign asset sale is an important component of our strategic plan to deleverage the Company and allows us to fully focus on our core North
American operations. While we no longer have a direct financial interest, we will continue the longstanding and beneficial technology sharing arrangements with these affiliates that have served us so well in the past."

Fruehauf Trailer Corporation is one of the leading manufacturers of truck trailers, producing, marketing, and servicing the industry's widest range of dry freight van, refrigerated van, platform, dump and liquid and dry bulk tank trailers. Among the largest suppliers of trailer parts in North America, Fruehauf products are sold throughout the truck trailer industry's largest Company-owned dealer and authorized independent dealer network in North America.


                         #     #     #